                                    EXHIBIT I

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Intrabiotics Pharmaceuticals, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  July 3, 2002

THE ST. PAUL COMPANIES, INC.



         By:      /s/ BRUCE A. BACKBERG
             ----------------------------------------
                  Bruce A. Backberg
         Its:     Senior Vice President



ST. PAUL FIRE AND MARINE INSURANCE COMPANY



         By:      /s/ BRUCE A. BACKBERG
             ----------------------------------------
                  Bruce A. Backberg
         Its:     Senior Vice President


                                  Page 8 of 8